Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 19, 2025, Jones Soda Co. (the “Company”) entered into a stock purchase agreement as amended on June 19, 2025 (as amended, the “SPA”) with Mary Jones Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MJ Holdings”), Mary Jones Beverage (Canada) Inc., a British Columbia corporation and wholly-owned subsidiary of the Company (“MJ Beverage” and together with MJ Holdings, the “MJ Subsidiaries”), and MJ Reg Disruptors, LLC, a Delaware limited liability company (the “Buyer”) pursuant to which, on June 19, 2025 (the “Closing Date”), the Buyer purchased all of the issued and outstanding shares of the MJ Subsidiaries from the Company for $3,000,000 (the “Share Purchase Price”) and inventory as set forth in the SPA (the “Sale Transaction”) for approximately $61,000. The Share Purchase Price was paid as follows: (i) $489,398.70 was paid on the Closing Date and (ii) $2,510,601.30 was paid pursuant to the issuance of a secured promissory note in the principal amount of $2,510,601.30 to the Company (the “Note”). The Note accrues interest at the lower of 3% per annum and the lowest amount permitted by law; provided, however, if the Buyer satisfies its obligations under the Note, in full, pursuant to the terms thereof, any interest accrued pursuant to the Note shall be waived. Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Note), the outstanding principal amount of the Note together with any accrued and unpaid interest thereon shall accrue interest at a rate of 10% per annum. The Note shall mature upon the earlier of (i) the Final Maturity Date (as defined below) and (ii) in the event of prepayment of the Note, the date that the principal amount of the Note together with the interest accrued thereon is paid in full by the Buyer. The outstanding balance of the Note shall become due and payable as follows: (i) $510,601.30 of the principal amount shall be paid on or before June 27, 2025; (ii) $500,000 of the principal amount shall be paid on or before June 19, 2026; (iii) $750,000 of the principal amount shall be paid on or before June 19, 2027; and (iv) $750,000 of the principal amount shall be paid on or before June 19, 2028 (the “Final Maturity Date”).

In connection with the completion of the Sale Transaction, the Company has prepared the following unaudited pro forma condensed combined financial statements (“Unaudited Pro Forma Statements”).

The Unaudited Pro Forma Statements are based on the Company’s historical consolidated financial statements adjusted to give effect to the Sale Transaction. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2024, and the three months ended March 31, 2025, have been prepared with the assumption that the Sale Transaction occurred as of January 1, 2024 and January 1, 2025, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025 has been prepared with the assumption that the Sale Transaction was completed as of the balance sheet date.

The Unaudited Pro Forma Statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Sale Transaction occurred on the dates indicated, or which may result in the future. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Unaudited Pro Forma Statements have been prepared by the Company based upon assumptions deemed appropriate by the Company’s management. An explanation of certain assumptions is set forth under the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Statements should be read in conjunction with the (i) audited financial statements for the Company for the fiscal year ended December 31, 2024 included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission (the “SEC”) on April 1, 2025 (the “2024 Form 10-K”), and the (ii) unaudited financial statements for the Company for the three months ended March 31, 2025 included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 15, 2025.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2025

(In thousands, except per share data)

	Registrant Historical	Adjustments		Proforma
ASSETS
Current assets:
Cash	$735	$(8)	a	$1,627
		1,000	d
		(100)	f
Accounts receivable	3,635	(407)	a	3,228
Inventories, net	3,908	(162)	a	3,746
Prefunded insurance premiums from financing	128	-		128
Prepaid expenses and other current assets	1,311	(346)	a	965
Total current assets	9,717	(23)		9,694
Note receivable	-	2,590	c	1,590
		(1,000)	d
Licensing fees receivable	-	1,696	e	1,696
Other assets	22	(22)	a	-
Fixed assets	95	-		95
Total assets	$9,834	$3,241		$13,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,182	$(131)	a	$5,051
Accrued expenses	1,851	(13)	a	1,838
Revolving credit facility	1,277	-		1,277
Due to affiliated entities	-	(1,174)	a	-
		1,174	b
Insurance premium financing	128	-		128
Total current liabilities	8,438	(144)		8,294
Total liabilities	8,438	(144)		8,294
Commitments and contingencies (Note 9)
Shareholders’ equity:
Common stock, no par value:	94,974	(1,174)	b	93,800
Accumulated other comprehensive income	223	-		223
Accumulated deficit	(93,801)	373	a	(89,242)
		2,590	c
		1,696	e
		(100)	f
Total shareholders’ equity	1,396	3,385		4,781
Total liabilities and shareholders’ equity	$9,834	$3,241		$13,075

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2024

(In thousands, except per share amounts)

	Registrant Historical	Adjustments		Proforma
	December 31, 2024	December 31, 2024		December 31, 2024
Net Revenue	$19,155	$(1,362)	g	$17,943
		150	i
Cost of goods sold	(15,079)	946	g	(14,133)
Gross profit	4,076	(266)		3,810
Operating expenses:
Selling and marketing	6,108	(528)	g	5,580
General and administrative	7,866	(53)	g	7,862
		49	k
Total operating expenses	(13,974)	532		(13,442)
Loss from operations	(9,898)	266		(9,632)
Other income (expenses):
Interest income	22	(5)	g	17
Interest expense	(11)	-		(11)
Other income (expense), net	17	(9)	g	8
Gain on sale of subsidiaries	-	4,559	h	4,559
Total other income (expense)	28	4,545		4,573
Loss before income taxes	(9,870)	4,811		(5,059)
Income tax provision	(25)	957	j	932
Net loss	$(9,895)	$5,768		$(4,127)

Net loss per share - basic and diluted	$(0.09)	$0.05		$(0.04)
Weighted average common shares outstanding - basic and diluted	107,481,563	108,181,006	l	108,181,006

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ended March 31, 2025

(In thousands, except per share amounts)

	Registrant Historical	Adjustments		Proforma
	March 31, 2025	March 31, 2025		March 31, 2025
Net Revenue	$4,608	$(378)	g	$4,286
		56	i
Cost of goods sold	(2,891)	56	g	(2,835)
Gross profit	1,717	(266)		1,451
Operating expenses:
Selling and marketing	1,209	(76)	g	1,133
General and administrative	1,189	(6)	g	1,189
		6	k
Total operating expenses	(2,398)	76		(2,322)
Loss from operations	(681)	(190)		(871)
Other income (expenses):
Interest income	1	-		1
Interest expense	(78)	-		(78)
Other expense	(94)	-		(94)
Total other (expense) income	(171)	-		(171)
Loss before income taxes	(852)	(190)		(1,042)
Income tax expense, net	-	-		-
Net loss	$(852)	$(190)		$(1,042)

Net loss per share - basic and diluted	$(0.01)	$(0.00)		$(0.01)
Weighted average common shares outstanding - basic and diluted	115,865,227	116,564,670	l	116,564,670

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial statements as adjusted to give effect to the transaction accounting adjustments in accordance with GAAP to reflect the Sale Transaction.

The Sale Transaction met the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The License Agreement and Transaction Agreement are considered a disposition of significant business under Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the Transformation and (ii) factually supportable. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Sale Transaction as if it had occurred on March 31, 2025, the end of the most recent period for which a balance sheet is required. The accompanying unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2024 and for the three months ended March 31, 2025 gives effect to the Sale Transaction.

Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing of the Current Report on Form 8-K to which the unaudited pro forma condensed consolidated financial information is included as an exhibit (the “8-K”). The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the Transformation been completed on the dates indicated above. In addition, it is not necessarily indicative of the Company’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Company following the Transformation.

The accompanying unaudited pro forma condensed consolidated financial statements are based on the audited consolidated financial statements and accompanying notes included in the 2024 Form 10-K. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2025 gives effect to the Sale Transaction as if it had occurred on March 31, 2025. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2024 and for the three months ended March 31, 2025 gives effect to the Sale Transaction.

2.	Pro Forma Adjustments

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies (or dis-synergies) and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The proforma Transaction Accounting Adjustments for the Transaction, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a)	Adjustment to eliminate the assets and liabilities attributable to the MJ Subsidiaries to reflect the disposition or exclusion of these entities from the pro forma financial statements.

b)	Adjustment to eliminate intercompany balances related to the MJ Subsidiaries

c)	Adjustment to record the $3 million note receivable at its present value in accordance with ASC 310, based on the expected future cash flows discounted at 11.58% (estimated by the Company).

d)	Adjustment to reflect $1 million in proceeds received at the closing of the transaction, consistent with the terms of the purchase agreement and recognized as part of the financing activities.

e)	Adjustment to record the licensing agreement at its present value, in accordance with ASC 805, as part of the acquired intangible assets. Pursuant to the licensing agreement, MJ Holdings shall pay the Company $150,000 on the one year anniversary of the License Effective Date and $225,000 on each subsequent anniversary of the License Effective Date.

f)	Adjustment to recognize transaction-related costs of $100,000 incurred in connection with the closing, including legal, advisory, and other directly attributable expenses.

g)	Adjustment to eliminate the operating results attributable to the MJ Subsidiaries, reflecting the disposition or exclusion of these entities from the historical financial statements presented on a pro forma basis.

h)	Adjustment to recognize the gain on disposition, consistent with ASC 810, resulting from the derecognition of the net assets of the MJ Subsidiaries upon divestiture.

i)	Adjustment to record licensing fee income pursuant to the terms of the licensing agreement, consistent with ASC 606, recognizing revenue based on the transfer of control of licensed rights over time or at a point in time, as applicable.

j)	Adjustment to reflect the estimated income tax provision on the gain from disposition.

k)	Adjustment to recognize stock-based compensation expense related to the grant of 900,000 stock options, measured at fair value on the grant date and recognized in accordance with ASC 718. The fair value is determined using the Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate of 4.41%, expected annual volatility of 76%, expected life of 10 years and share price of $0.20.

l)	Included 699,493 shares of common stock upon the vesting of restricted stock units.

3.	Net Loss per Share

Net loss per share included on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024 and three months ended March 31, 2025 were calculated using the number of shares of our common stock outstanding at such dates and the issuance of additional shares subsequent to March 31, 2025.

Subsequent to March 31, 2025, 699,493 shares of common stock upon the vesting of restricted stock units.